Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement of MK Arizona Corp. on Form S-4 (File No. 333-153492) of our report dated September 4, 2008 related to the consolidated financial statements of Pypo Digital Company Limited as of March 31, 2007 and 2008 and for each of the three years in the period ended March 31, 2008 and the financial statements schedule, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Proxy Statement/Prospectus.

Deloitte Touche Tohmatsu

Hong Kong

January 16, 2009